BARK Reports First Quarter Fiscal Year 2023 Results

NEW YORK, August 9, 2022 — BARK, Inc. (NYSE: BARK) (“BARK” or the “Company”), a leading global omnichannel brand with a mission to make all dogs happy, today announced its financial results for the fiscal first quarter ended June 30, 2022.

Key Highlights
•Delivered fiscal Q1 2023 revenue of $131.2 million, a 12% increase year-over-year, and ahead of the Company's guidance of $130 million.
•Average order value increased by $1.86 to $31.07, up 6% compared to the same period last year.
•Revenue from BARK Bright increased 169% to $2.4 million, compared to the same period last year.
•The Company is reiterating its fiscal year 2023 revenue outlook of $556 million and raising its fiscal year 2023 Adjusted EBITDA outlook to $(33) million, from $(36) million, which continues to factor in the potential impact of broader macro-uncertainty.

"We hit the ground running in fiscal 2023, executing across all of the key priorities that we laid out for the year. We are acquiring higher-value customers, growing our average order value at a healthy rate, and introducing more customers to our offerings in Food and Dental," said Matt Meeker, Co-Founder and Chief Executive Officer of BARK. "We have also made material improvements to our margin and cost structure, which we believe will allow us to achieve greater operating leverage and accelerate our path toward profitability."

Key Performance Indicators

	Three Months Ended
	June 30,
	2022	2021
Subscription Shipments (in thousands)	3,811	3,608
Active Subscriptions (in thousands)	2,276	1,952
New Subscriptions (in thousands)	259	280
CAC	$50.80	$48.36
LTV:CAC	4.5x	5.0x
Average Order Value	$31.07	$29.21

Meeker continued, "I am also pleased to announce that last week we launched our new breed-focused food strategy, initially targeted at three breeds. Our new experience includes redesigned packaging, new product formats, and a revamped website. We have also made it simple for customers to purchase add-on products such as slow-feeder bowls for dogs that eat too quickly, toppers for picky eaters, and supplements tailored to each breed's unique needs. These add-on products improve the margin of each shipment and allow us to better serve each dog individually. This is an important milestone and we look forward to sharing more updates with you in the future."

Fiscal First Quarter 2023 Financial Highlights
•Revenue increased 12% year-over-year to $131.2 million, approximately $1.2 million better than the Company's first quarter guidance.
•Direct to Consumer (“DTC”) revenue was $118.4 million, a 12% increase year-over-year, driven by a $1.86 increase in average order value, and a 6% increase in subscription shipments.
•Commerce revenue was $12.8 million, a 4% increase year-over-year.
•Gross profit was $75.8 million, as compared to $69.8 million in the same period last year. DTC gross profit was $71.2 million, as compared to $64.6 million, while commerce gross profit was $4.6 million, as compared to $5.2 million, year-over-year. The decrease in commerce gross profit is primarily attributable to increased slotting fees for new retail accounts and higher than average customer chargebacks resulting from supply chain delays.
•Gross margin was 58%, as compared to 59% in the same period last year. DTC gross margin was 60%, as compared to 61% in the same period last year, while commerce gross margin was 36%, as compared to 43% in the same period last year. The decrease in commerce gross margin is related to the items described in gross profit above.
•General and administrative ("G&A") expenses were $79.6 million, as compared to $69.5 million in the prior year. The year-over-year increase in G&A was largely related to a 5.6% increase in subscription shipments and increased headcount.
•Advertising and marketing expense was $16.4 million as compared to $17.2 million in the previous year. Our customer acquisition cost was $50.80, as compared to $48.36 in the same period last year.
•Net loss was $15.4 million, as compared to a net loss of $24.8 million in the previous year.
•Adjusted EBITDA was $(13.0) million, as compared to $(7.6) million in the previous year, and approximately $5.0 million better than the Company's first quarter guidance.

Balance Sheet Highlights
•The Company’s cash and cash equivalents balance as of June 30, 2022 was $177.2 million.
•The Company had total debt outstanding of $79.2 million as of June 30, 2022, related to its outstanding convertible notes maturing in 2025.

Fiscal Second Quarter and Full Year 2023 Financial Outlook
Based on current market conditions as of August 9, 2022, BARK is providing guidance for revenue and Adjusted EBITDA, which is a Non-GAAP financial measure, as follows.

For the fiscal second quarter 2023, we expect:
•Total revenue of $135 million.
•Adjusted EBITDA of $(8.0) million.

For the fiscal full year 2023, we expect:
•Total revenue of $556 million, unchanged from our previous guidance.
•Adjusted EBITDA of $(33.0) million, improved from our previous guidance of $(36.0) million.

We do not provide guidance for Net Loss due to the uncertainty and potential variability of certain items, including the change in fair value of warrants and derivatives and stock-based compensation expense, which are the reconciling items between Net Loss and Adjusted EBITDA. Because such items cannot be calculated or predicted without unreasonable efforts, the Company is unable to provide a reconciliation of Adjusted EBITDA to Net Loss. However, such items could have a significant impact on Net Loss.

The guidance provided above constitutes forward looking statements and actual results may differ materially. Please refer to the “Forward Looking Statements” section below for information on the factors that could cause actual results to differ materially from these forward looking statements and “Non-GAAP Financial Measures” for additional important information regarding Adjusted EBITDA.

Conference Call Information
A conference call to discuss the Company's fiscal first quarter results will be held today, August 9, 2022, at 4:30 p.m. ET. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (888) 330-2120 or +1 646 960-0290 for international callers, conference ID 5515653. The conference call will also be available to interested parties through a live webcast at https://investors.bark.co/. A recording will be available for 12 months after the date of the event. Recordings may be accessed at https://investors.bark.co/.

About BARK
BARK is the world’s most dog-centric company, devoted to making dogs happy with the best products, services and content. BARK’s dog-obsessed team applies its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, wildly satisfying treats, great food for your dog’s breed, effective and easy to use dental care, and dog-first experiences that foster the health and happiness of dogs everywhere. Founded in 2012, BARK loyally serves dogs nationwide with themed toys and treats subscriptions, BarkBox and BARK Super Chewer; custom product collections through its retail partner network, including Target and Amazon; its high-quality, nutritious meals made for your breed with BARK Food; and products that meet dogs’ dental needs with BARK Bright. At BARK, we want to make dogs as happy as they make us because dogs and humans are better together. Sniff around at bark.co for more information.

Forward Looking Statements
This press release contains forward-looking statements relating to, among other things, the future performance of BARK that are based on the Company’s current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” "anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating results, including our strategies, plans, commitments, objectives and goals. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, risks relating to the uncertainty of the projected financial information with respect to BARK; the risk that spending on pets may not increase at projected rates; that BARK subscriptions may not increase their spending with BARK; BARK’s ability to continue to convert social media followers and contacts into customers; BARK’s ability to successfully expand its product lines and channel distribution; competition; the uncertain effects of the COVID-19 pandemic.

More information about factors that could affect BARK's operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's quarterly report on Form 10-Q, copies of which may be obtained by visiting the Company’s Investor Relations website at https://investors.bark.co/ or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the Company on the date hereof. The Company assumes no obligation to update such statements.

Definitions of Key Performance Indicators

Subscription Shipments
We define Subscription Shipments as the total number of subscription product shipments shipped in a given period. Subscription Shipments does not include gift subscriptions or one-time subscription shipments.

Active Subscriptions
Our ability to expand the number of Active Subscriptions is an indicator of our market penetration and growth. We define Active Subscriptions as the total number of unique product subscriptions with at least one shipment during the last 12 months. Active Subscriptions does not include gift subscriptions or one-time subscription purchases.

New Subscriptions
We define New Subscriptions as the number of unique subscriptions with their first shipment occurring in a period.

Customer Acquisition Cost
Customer Acquisition Cost (“CAC”) is a measure of the cost to acquire New Subscriptions in our Direct to Consumer business segment. This unit economic metric indicates how effective we are at acquiring each New Subscription. CAC is a monthly measure defined as media spend in our Direct to Consumer business segment in the period indicated, divided by total New Subscriptions in such period. Direct to Consumer media spend is primarily comprised of internet and social media advertising fees.

Lifetime Value
Lifetime Value ("LV") is the dollar value of each subscription as measured by the cumulative Direct to Consumer Gross Profit for the average life of the subscription.

Average Order Value
Average Order Value (“AOV”) is Direct to Consumer revenue for the period divided by Subscription Shipments for the same period.

BARK, Inc.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands)

	Three Months Ended
	June 30,
	2022	2021
REVENUE	$131,150	$117,606
COST OF REVENUE	55,336	47,815
Gross profit	75,814	69,791
OPERATING EXPENSES:
General and administrative	79,589	69,471
Advertising and marketing	16,363	17,178
Total operating expenses	95,952	86,649
LOSS FROM OPERATIONS	(20,138)	(16,858)
INTEREST EXPENSE	(1,389)	(1,561)
OTHER INCOME (EXPENSE)—NET(1)	6,119	(6,385)
NET LOSS BEFORE INCOME TAXES	(15,408)	(24,804)
PROVISION FOR INCOME TAXES	—	—
NET LOSS AND COMPREHENSIVE LOSS	$(15,408)	$(24,804)

(1)For the three months ended June 30, 2022, Other Income, Net, is primarily due to income related to the changes in fair value of our warrant liabilities during the period of $6.0 million.

GROSS PROFIT BY SEGMENT
(In thousands)

	Three Months Ended
	June 30,
	2022	2021
Direct to Consumer:
Revenue	$118,397	$105,376
Costs of revenue	$47,148	$40,819
Gross profit	$71,249	$64,557
Commerce:
Revenue	$12,753	$12,230
Costs of revenue	$8,188	$6,996
Gross profit	$4,565	$5,234
Consolidated:
Revenue	$131,150	$117,606
Costs of revenue	$55,336	$47,815
Gross profit	$75,814	$69,791

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. However, management believes that Adjusted Net Income (Loss), Adjusted Net Income (Loss) Margin, Adjusted Net Income (Loss) on Common Shares, Adjusted EBITDA and Adjusted EBITDA Margin, all non-GAAP financial measures (together the “Non-GAAP Measures”), provide investors with additional useful information in evaluating our performance.

We calculate Adjusted Net Income (Loss) as net income (loss), adjusted to exclude: (1) stock-based compensation expense, (2) change in fair value of warrants and derivatives, (3) sales and use tax expense, (4) one-time transaction costs associated with the financing and merger, (5) noncash duplicate rent expense incurred during the relocation of our corporate headquarters, (6) executive transition costs , (7) loss on extinguishment of debt.

We calculate Adjusted Net Income (Loss) Margin by dividing Adjusted Net Income (Loss) for the period by Revenue for the period.

We calculate Adjusted Net Income (Loss) on Common Shares by dividing Adjusted Net Income (Loss) for the period by weighted average common shares used to compute net loss per share attributable to common stockholders for the period.

We calculate Adjusted EBITDA as net income (loss), adjusted to exclude: (1) interest expense, (2) depreciation and amortization, (3) stock-based compensation expense, (4) change in fair value of warrants and derivatives, (5) sales and use tax expense, (6) one-time transaction costs associated with the financing and merger, (7) noncash duplicate rent expense incurred during the relocation of our corporate headquarters., (8) executive transition costs (9) loss on extinguishment of debt.

We calculate Adjusted EBITDA Margin by dividing Adjusted EBITDA for the period by Revenue for the period.

The Non-GAAP Measures are financial measures that are not required by, or presented in accordance with GAAP. We believe that the Non-GAAP Measures, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of the Non-GAAP Measures are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

The Non-GAAP Measures are presented for supplemental informational purposes only, have limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of the Non-GAAP Measures include that (1) the measures do not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect these capital expenditures, (3) Adjusted EBITDA and Adjusted EBITDA Margin do not consider the impact of stock-based compensation expense, which is an ongoing expense for our company and (4) Adjusted EBITDA and Adjusted EBITDA

Margin do not reflect other non-operating expenses, including interest expense. In addition, our use of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies because they may not calculate the Non-GAAP Measures in the same manner, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider the Non-GAAP Measures alongside other financial measures, including our net income (loss) and other results stated in accordance with GAAP.

The following table presents a reconciliation of Adjusted Net Loss to net loss, the most directly comparable financial measure stated in accordance with GAAP, and the calculation of net loss margin, Adjusted Net Loss Margin and Adjusted Net Loss on Common Shares for the periods presented:

Adjusted Net Loss

	Three Months Ended June 30,
	2022	2021
	(in thousands)
Net loss	$(15,408)	$(24,804)
Stock-based compensation expense	4,343	3,098
Change in fair value of warrants and derivatives	(5,996)	3,899
Sales and use tax expense (1)	(83)	—
Transaction costs (2)	—	5,198
Loss on extinguishment of debt	—	2,598
Executive transition costs (3)	106	—
Duplicate headquarters rent (4)	603	—
Adjusted net loss	$(16,435)	$(10,011)
Net loss margin	(11.75)%	(21.09)%
Adjusted net loss margin	(12.53)%	(8.51)%

Adjusted net loss per common share - basic and diluted	$(0.09)	$(0.09)
Weighted average common shares used to compute adjusted net loss per share attributable to common stockholders - basic and diluted	175,491,912	108,762,540

The following table presents a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure stated in accordance with GAAP, and the calculation of net loss margin and Adjusted EBITDA margin for the periods presented:

Adjusted EBITDA

	Three Months Ended June 30,
	2022	2021
	(in thousands)
Net loss	$(15,408)	$(24,804)
Interest expense	1,389	1,561
Depreciation and amortization expense	2,016	844
Stock-based compensation expense	4,343	3,098
Change in fair value of warrants and derivatives	(5,996)	3,899
Sales and use tax expense (1)	(83)	—
Transaction costs (2)	—	5,198
Loss on extinguishment of debt	—	2,598
Executive transition costs (3)	106	—
Duplicate headquarters rent (4)	603	—
Adjusted EBITDA	$(13,030)	$(7,607)
Net loss margin	(11.75)%	(21.09)%
Adjusted EBITDA margin	(9.94)%	(6.47)%
(1)Sales and use tax expense relates to recording a liability for sales and use tax we did not collect from our customers. Historically, we had collected state or local sales, use, or other similar taxes in certain jurisdictions in which we only had physical presence. On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc. that state and local jurisdictions may, at least in certain circumstances, enforce a sales and use tax collection obligation on remote vendors that have no physical presence in such jurisdiction. A number of states have positioned themselves to require sales and use tax collection by remote vendors and/or by online marketplaces. The details and effective dates of these collection requirements vary from state to state and accordingly, we recorded a liability in those periods in which we created economic nexus based on each state’s requirements. Accordingly, we now collect, remit, and report sales tax in all states that impose a sales tax.

(2)Transactions costs represent non-recurring consulting and advisory costs with respect to the merger agreement entered into with Northern Star Acquisition Corp. on December 16, 2020.

(3)Executive transition costs includes recruiting expenses incurred by the Company.

(4)Noncash duplicate rent expense incurred during the relocation of our corporate headquarters.

BARK, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30,	March 31,
	2022	2022

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$177,242	$199,397
Accounts receivable—net	8,127	9,752
Prepaid expenses and other current assets	13,528	5,878
Inventory	158,016	153,115
Total current assets	356,913	368,142
PROPERTY AND EQUIPMENT—NET	29,414	28,128
INTANGIBLE ASSETS—NET	3,698	3,837
OPERATING LEASE RIGHT-OF-USE ASSETS	45,157	29,552
OTHER NONCURRENT ASSETS	4,414	4,402
TOTAL ASSETS	$439,596	$434,061
LIABILITIES, AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$34,332	$36,834
Operating lease liabilities, current	5,182	5,060
Accrued and other current liabilities	26,272	35,168
Deferred revenue	34,481	31,549
Total current liabilities	100,267	108,611
LONG-TERM DEBT	76,347	76,190
OPERATING LEASE LIABILITIES	52,558	28,847
OTHER LONG-TERM LIABILITIES	4,269	3,352
Total liabilities	233,441	217,000
COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDERS’ EQUITY:
Common stock, par value $0.0001 per share—500,000,000 shares authorized; 176,098,718 shares issued and outstanding as of June 30, 2022 and 500,000,000 shares authorized; 175,290,143 shares issued and outstanding as of March 31, 2022.	1	1
Additional paid-in capital	469,810	465,313
Accumulated deficit	(263,656)	(248,253)
Total stockholders’ equity	206,155	217,061
TOTAL LIABILITIES, AND STOCKHOLDERS’ EQUITY	$439,596	$434,061

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	June 30,
	2022	2021
Net cash used in operating activities	(17,425)	(61,871)
Net cash used in investing activities	(4,735)	(8,305)
Net cash provided by financing activities	1	353,723
Net increase (decrease) in cash, cash equivalents and restricted cash	(22,154)	283,547
Cash, cash equivalents and restricted cash — beginning of period	201,679	39,731
Cash, cash equivalents and restricted cash — end of period	$179,525	$323,278

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	177,242	321,000
Restricted cash - Other noncurrent assets	2,283	2,278
Total cash, cash equivalents and restricted cash	$179,525	$323,278

Contacts
Investors:
Michael Mougias
investors@barkbox.com

Media:
Garland Harwood
press@barkbox.com